EXHIBIT 2.18


                       HARRIS TRADEMARK LICENSE AGREEMENT


     THIS HARRIS TRADEMARK LICENSE AGREEMENT ("Agreement") is made as of the 13th day of August, 1999, between Harris Corporation, a Delaware corporation, and HAL Technologies, Inc., a Delaware corporation (collectively, "Licensor"), and intersil Holding Corporation, a Delaware corporation ("Licensee").

     WHEREAS, Licensor, Intersil Corporation, a Delaware corporation, and Licensee have entered into an Amended and Restated Master Transaction Agreement dated as of June 2, 1999 (the "Master Agreement"), which provides for the sale by the Sellers (as defined in Exhibit A to the Master Agreement) and the purchase by Licensee of certain of the assets used in the operations of the Business (as defined in Exhibit A to the Master Agreement);

     WHEREAS, Licensor owns (a) the trademark "Harris" in black letters and the block "H" trademark as illustrated in Part 1 of Schedule A hereto and (b) the trademark "Harris" with a stylized "A" as illustrated in Part 2 of Schedule A (collectively, the "Licensed Trademarks"), and Licensor has registrations and applications for registration related thereto;

     WHEREAS, Licensor in its conduct of the Business has used the Licensed Trademarks in numerous countries in connection with the manufacture, advertising and sale of Products, which Products have enjoyed a commercial reputation of high quality and reliability;

     WHEREAS, Licensee desires to use the Licensed Trademarks in its conduct of the Business and in the manufacture, advertising and sale of Products; and

     WHEREAS, Licensor is willing to grant Licensee a license to use the Trademarks pursuant to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Master Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions and Rules of Construction. Exhibit A to the Master Agreement is incorporated herein by reference.

     2. Representations and Warranties of Licensor. Licensor represents and warrants to Licensee, as follows:

        (a) Licensor has the right to grant to Licensee the licenses and rights in the Licensed Trademarks contemplated by and in accordance with the terms and conditions of this Agreement.

        (b) To Seller's IP Knowledge, no claims have been made by any third party that use of any of the Licensed Trademarks infringes or otherwise violates any trademark or other rights of such third party or that Licensor does not own the trademark.

     3. License.

        (a) Subject to Section 3(c) hereof, Licensor grants to Licensee a non-exclusive, royalty-free license to use the Licensed Trademarks throughout the world (the "Territory") as follows:

            (i) on external packages of Products that are either: (1) in inventory and acquired from Licensor or in the possession of Products distributors as of the Closing Date and thereafter acquired by Licensee from such Products distributors within eighteen (18) months from the Closing Date with respect to trademarks illustrated by Part 1 of Schedule A hereof, or (2) manufactured by or for (including manufacture by subcontractors) Licensee within eighteen (18) months from the Closing Date with respect to trademarks illustrated by Part 2 of Schedule A hereof. The license granted under this Subsection (i) shall terminate when Licensee's inventory of all such Products is exhausted;

            (ii) on package materials, marketing, promotional and sales literature, manuals, data sheets and other documentation ("Materials") for Products that are either: (1) acquired from Licensor; or (2) prepared by or for Licensee within one (1) year from the Closing Date with respect to trademarks illustrated by Part 2 of Schedule A hereof. All such Materials prepared by or for Licensee shall identify Licensee as the source of the Products, and all such Materials acquired from Licensor shall, if distributed more than one year after the Closing Date, identify Licensee as the source of the Products. The license granted under this Subsection (ii) shall continue only until the inventory of Products specified in Subsection (i) above is exhausted;

            (iii) subject to Subsection (i) above with respect to external packages, on maskworks originally acquired from Licensor as of the Closing Date for so long as such maskworks are used in the normal course of Licensee's conduct of the Business; and

            (iv) on plastic molded packages for so long as they are made in the normal course of the Licensees conduct of the Business on molding equipment originally acquired from Licensor as of the Closing Date.

        (b) Subject to Section 3(c) hereof, Licensor also grants to Licensee the license to make, have made, use, sell, offer for sale and import Products using the part number identifications used by Licensor in connection with Products existing as of the Closing Date, including the right to use the letter "H" to the extent that such letters are being used as of the Closing Date by Licensor for part number identification of such existing Products. In addition, Licensee may use the letter "H" in part number identifications for Products introduced after the Closing Date if (i) such new Products constitute extensions to Products existing as of the Closing Date, and (ii) the part number identifications for such new Products are substantially similar in format to those in use as of the Closing Date for existing Products within such series of Products. Use of part number identifications in accordance with the foregoing, and such use in marketing, promotional and sales literature, manuals, data sheets and other documentation in connection with the Products, shall not be deemed to conflict with any other provisions of this Agreement. The right granted under this Section 3(b) shall terminate, on a part by part basis, when Licensee no longer stocks, offers for sale, sells, imports, exports, distributes or employs a third party to manufacture, sell or distribute a part. If the letter "H" is not included in the part number for any Product, nothing in this Agreement shall be deemed to place any limitation or restriction on the continued use by Licensee of such part numbers. In the event that Licensee believes in good faith that a party is improperly employing, without the authorization of Licensee, the letter "H" as part of a Product part number identification, Licensee shall have the right, but not the obligation, to bring a legal action against such party as Licensee's sole expense employing attorneys chosen by Licensee. Licensor agrees to be joined in such suits to the extent it is a necessary or indispensable party. Licensee shall hold Licensor harmless for any Losses arising from any such legal action. Any resulting damages recovered or settlement payments made shall be the sole property of Licensee.

        (c) The license and rights granted under Sections 3(a) and 3(b) hereof are subject to the Products being produced in accordance with specifications and standards that are either: (i) substantially the same as the specifications and standards of Licensor that are in existence as of the Closing Date with respect to Products; or (ii) substantially the same as the specifications and standards of Licensee that are in existence as of the Closing Date with respect to its products that are generally comparable to Products; or (iii) approved in writing by Licensor prior to the marketing of the Products. Such approval shall not be unreasonably withheld or delayed.

        (d) The licenses and rights granted herein shall not include the right to grant sublicenses to others, except that the licenses and rights granted under this Section 3 may be extended to one or more of Licensee's Subsidiaries, including the Transferred Subsidiaries, upon acceptance by any such Subsidiary of all terms of this Agreement through execution by such Subsidiary of an undertaking in the form of Schedule B hereto. Upon execution and delivery to Licensor of such an undertaking, the term Licensee shall be deemed to include such Subsidiary.

     4. Ownership.

        (a) Licensee agrees that it will not contest ownership or the validity of the Licensed Trademarks. Licensee agrees that any and all rights that might be acquired by its use of the Licensed Trademarks shall inure to the sole benefit of Licensor.

        (b) As long as the Licensed Trademarks are being used by Licensee pursuant to this Agreement, Licensee agrees not to use or register in any country any trademarks confusingly similar to the Licensed Trademarks. Whenever the attention of Licensee is called by Licensor to any such confusion or likelihood of confusion, Licensee agrees to take appropriate steps to remedy or avoid such confusion. Nothing herein contained, however, shall be construed as prohibiting or limiting Licensee from adopting or using non-confusing trademarks in relation to Products.

     5. Compliance.

        (a) Licensee agrees to comply with rules set forth from time to time by Licensor with respect to the appearance and manner of use of the Licensed Trademarks which are reasonable in relation to Products. Any form of the use of the Licensed Trademarks not specifically provided for by such rules shall be adopted by Licensee only upon prior approval in writing by Licensor. Such approval shall not be unreasonably withheld or delayed. Representative specimens showing the use of the Licensed Trademarks by Licensee shall be sent to Licensor from time to time upon the reasonable request by Licensor.

        (b) Licensee will take reasonable steps to avoid endangering the validity of the Licensed Trademarks, including complying with applicable laws or regulations of all countries where the Products are sold. Licensee will execute trademark registered user agreements submitted by Licensor to protect Licensor's title and rights in the Licensed Trademarks.

        (c) Any expenses incurred in: (i) obtaining and maintaining trademark registrations when such registrations would not have been applied for or maintained in the absence of Licensee's activities under this Agreement; (ii) recording this Agreement; and (iii) obtaining the entry of Licensee as a Registered or Authorized User of the Trademarks shall be borne by the Licensee.

     6. Advertising. Licensee will endeavor to maintain the validity and distinctiveness of the Licensed Trademarks so as to protect the goodwill symbolized by the Licensed Trademarks. If requested by Licensor, Licensee will include in advertising and marketing and sales brochures an appropriate legend stating that the Licensed Trademarks are used under license from Licensor.

     7. Quality Control.

        (a) Licensee agrees to furnish, at no charge to Licensor, from time to time as reasonably requested, representative samples of Products to which it affixes the Licensed Trademarks. Licensor or its authorized representative shall also have the right upon reasonable notice to conduct, during regular business hours, an examination of Licensee's Products and of the plants and processes for making such Products. Licensor shall execute a confidentiality agreement concerning the portions of the plants and processes so inspected, such agreement including provisions substantially similar to those set forth in the IP Agreement.

        (b) If, at any time, any existing Products made or assembled by or for Licensee and bearing the Licensed Trademarks shall fail to conform to the standards of quality required by the applicable specifications and standards, Licensee shall promptly remove the Trademarks from such non-conforming Products in its possession.

        (c) Licensor shall be solely responsible for its out-of-pocket expenses incurred in the performance of its quality control activities hereunder.

     8. Information. Licensee agrees to supply to Licensor, at Licensor's reasonable request, with information concerning sales, advertising, customers, and dealers of Products on a country-by-country basis, as the need arises for such information, for the sole purpose of aiding Licensor in the acquisition, maintenance and renewal of trademark registrations of the Licensed Trademarks, the recording of this Agreement, and the entry of the Licensee as a Registered User of the Licensed Trademarks. At Licensee's request, Licensor shall execute a confidentiality agreement concerning the information so supplied, such agreement including provisions substantially similar to those set forth in the IP Agreement. Any such information may be disclosed by the Licensor only to the extent that disclosure is reasonably necessary for such purposes. Licensee may limit the information provided to Licensor under this Section 8 to that information necessary for such purposes.

     9. Tradename. Licensee shall not use any of the Licensed Trademarks as a trade name, nor shall it authorize others to do so. The use of the trademark "Harris" in the Licensee corporate identification logos illustrated by Schedule C hereto shall not be deemed to be a trade name use.

     10. Termination.

        (a) The licenses and rights granted pursuant to this Agreement shall terminate as provided in Section 3(a) and 3(b).

        (b) In addition, Licensor shall have the right to terminate the licenses and rights granted in this Agreement if Licensee shall, at any time, default in performing any of the terms and conditions of this Agreement and shall fail to remedy such default within sixty (60) days after receiving written notice thereof from Licensor. Licensor may also terminate the licenses and rights granted pursuant to this Agreement upon written notice to Licensee in the event that Licensee shall: (i) be adjudged bankrupt; (ii) become insolvent; (iii) make a general assignment for the benefit of creditors; (iv) have a receiver or trustee appointed for the benefit of its creditors generally; (v) file a voluntary petition in bankruptcy; (vi) initiate reorganization proceedings or take any step toward liquidation (except in connection with a corporate reorganization under which the business of Licensee is continued and performance of all its obligations under this Agreement will continue); or (vii) lose or have expropriated substantially all of its assets related to the Products.

        (c) Upon the termination of one or more of the licenses and rights granted pursuant to this Agreement, Licensee shall discontinue the use, covered by the terminated license or right, of the Licensed Trademarks on Products and in advertising, marketing literature, and directories proposed or published, and thereafter Licensee shall no longer use or have the right to the Licensed Trademarks or any variation or simulation thereof in connection with the Products.

     11. Infringement.

        (a) Each party hereto shall promptly inform the other by written notice of any infringements, or possible infringements, of the Licensed Trademarks in connection with products similar to the Products and will make available to the other party any relevant information in its possession.

        (b) Subject to Section 3(b), any action for infringement of the Licensed Trademarks against an alleged infringer shall be brought only by Licensor at its sole option, and in any such action all costs incurred and recoveries made shall be for the account of Licensor. Any such action shall be conducted with counsel selected by Licensor.

     12. Force Majeure. Licensee shall be relieved of its obligations hereunder only in the event that an act of God or war prevents Licensee from complying with such obligations, and only for so long as such event occurs.

     13. Maintenance of Trademark Rights. Licensor shall not be obligated to maintain, prosecute, enforce, litigate, file, assert or defend any Licensed Trademarks set forth in Part 1 of Schedule A.

     14. Survival. The representations and warranties of Sellers in this Agreement, including the Schedules hereto, shall survive until the fifth anniversary of the Closing Date.

     15. Agreement Conventions. Exhibit B to the Master Agreement is incorporated herein by reference.

     IN WITNESS WHEREOF, the parties each have caused this Agreement to be duly executed by a duly authorized officer and delivered in its name and on its behalf, all as of the day and year first above written.

                                           HARRIS CORPORATION



                                           By: /s/ Ronald R. Spoehel
                                               ----------------------------
                                               Name:  Ronald R. Spoehel
                                               Title: Vice President


                                           HAL TECHNOLOGIES, INC.



                                           By: /s/ Ronald R. Spoehel
                                               ----------------------------
                                               Name:  Ronald R. Spoehel
                                               Title: Vice President



                                           INTERSIL HOLDING CORPORATION



                                           By: /s/ Gregory L. Williams
                                               ----------------------------
                                               Name:  Gregory L. Williams
                                               Title: CEO

                                   Schedule A

                               Licensed Trademarks



                                   Schedule B

                               Form of Undertaking



                                   Schedule C

                     Licensee Corporate Identification Logos